Exhibit (h)(v)

FIRST AMENDMENT TO

SECOND AMENDED AND RESTATED

SERVICES AGREEMENT FOR TRUST AND REGULATORY GOVERNANCE

This first Amendment (the “Amendment”) entered into on March 7, 2019 (the “Execution Date”) to the Second Amended & Restated Services Agreement for Trust and Regulatory Governance dated as of September 20, 2018 (the “Agreement”), by and between Advisers Investment Trust (the “Trust”) and Foreside Fund Officer Services, LLC (“Foreside”), with an effective date of April 1, 2019 (the “Effective Date”).

WHEREAS, Foreside and the Trust (the “Parties”) desire to amend Schedule C of the Agreement to reflect an updated compensation arrangement; and

WHEREAS, Section 12(a) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by all parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.	Schedule C to the Agreement is hereby deleted in its entirety and replaced by Schedule C attached hereto to reflect an updated compensation arrangement.

3.	Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, on the Execution Date.

ADVISERS INVESTMENT TRUST		FORESIDE FUND OFFICER SERVICES, LLC

By:	/s/ Barbara J. Nelligan	By:	/s/ David Whitaker
Name:	Barbara J. Nelligan	Name:	David Whitaker
Title:	President	Title:	President

SECOND AMENDED AND RESTATED

SERVICES AGREEMENT FOR TRUST AND REGULATORY GOVERNANCE

SCHEDULE C

Effective as of April 1, 2019

1. Service Fees

For the services provided under this Agreement, the fees shall be based on Schedule A List of Funds:

Annual Base Fee:

$125,000

(In the event IFP commences additional operations in the Trust, both parties will amend the fee schedule above accordingly).

Plus:

Annual Asset-Based Fee:

0.0025% of average daily net assets of the Fund(s)

Foreside shall invoice the Fund for the annual fees in monthly installments, to be paid in arrears by the Trust for the services rendered under the Agreement. If this Agreement is terminated, the portion of the annual fees due for services rendered shall be pro-rated to the date of termination.

2. Out-of-Pocket Expenses, including but not limited to the following:

(a) The out-of-pocket expenses incurred in connection with Foreside’s provision of these services to the Fund including, but not limited to, travel costs for attending Fund-related meetings (e.g., Board meetings, due diligence meetings, etc.); Fund-related telephone charges; printing, copying and mailing costs for Fund-related documents; record retention for Fund-related documents; state and federal regulatory registration and filing fees paid on behalf of any Fund; and

(b) Any other expenses approved by the Board.

Out-of-pocket expenses incurred will be included by Foreside in the invoice.

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